Exhibit 99

For Immediate Release

February 21, 2006

Contact:     David G. Ratz, Executive Vice President
                (740) 286-3283

Oak Hill Financial Announces Share Repurchase Program

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today announced that its board of directors has authorized the repurchase of up to 278,000 shares, or approximately 5.0 percent, of its outstanding common stock, from time to time as market and business conditions permit.

The company's board of directors authorized the buyback program in light of current market conditions and the capital and financial position of the company.

Under the buyback program, the company’s shares will be repurchased from time to time through open market or privately negotiated transactions. The repurchased shares will become treasury shares that will be used for general corporate purposes, including mitigating the potentially dilutive effect of the company's stock compensation plan.

Oak Hill Financial completed its previous share repurchase program on January 23, 2006. Under that program, which was announced on May 26, 2005, the company purchased a total of 290,000 shares of its common stock.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 35 banking offices and three loan production offices in 16 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans and other insurance services throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

Currently, Oak Hill Financial has approximately $1.25 billion in assets and 5.6 million shares outstanding.

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